As filed with the Securities and Exchange Commission on March 15, 1994


                                                        File No.
- -------------------------------------------------------------------------




                                   FORM S-8

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                            _______________________

                     THE BUREAU OF NATIONAL AFFAIRS, INC.
            (Exact name of registrant as specified in its charter)


               DELAWARE                                53-0040540
     (State or other jurisdiction of                (I.R.S. Employer
     incorporation or organization)                Identification No.)

          1231 25th Street, N.W.                          20037
             Washington, D.C.                           (Zip Code)
     (Address of Principal Executive
               Offices)


                       STOCK PURCHASE AND TRANSFER PLAN
                                      and
                     THE BNA DEFERRED STOCK PURCHASE PLAN
                           (Full Title of the Plan)


      William A. Beltz, President                   With a copy to:
      The Bureau of National Affairs, Inc.
      1231 25th Street, N.W.                        David A. Massey
      Washington, D.C.  20037                       Sutherland, Asbill
      (202) 452-4252                                   and Brennan
      (Name, address and telephone number           1275 Pennsylvania Ave. NW
       of agent for service of process)             Washington, D.C.  20004

                        CALCULATION OF REGISTRATION FEE
                       Stock Purchase and Transfer Plan

                                                  Proposed
 Title of                         Proposed        Maximum
Securities           Amount       Maximum         Aggregate       Amount of
  To Be              to be        Offering        Offering       Registration
Registered         Registered     Per Share (1)    Price (1)          Fee

- -----------------------------------------------------------------------------

Class A Common
 Stock, $1
 par value......     50,000        $21.50         $1,075,000        $370.69

- -----------------------------------------------------------------------------
                         Deferred Stock Purchase Plan

                                                  Proposed
 Title of                         Proposed        Maximum
Securities           Amount       Maximum         Aggregate       Amount of
  To Be              to be        Offering        Offering       Registration
Registered         Registered     Per Share (1)    Price (1)          Fee

- -----------------------------------------------------------------------------

Class A Common
 Stock, $1
 par value......     90,000       $21.50          $1,935,000        $667.24

- -----------------------------------------------------------------------------

(1) In accordance with Rule 457(h) and General Instruction E to Form S-8, the aggregate offering price and the amount of the registration fee is computed with respect to the maximum number of the registrant's securities issuable under the plan that are covered by this registration statement. The offering price per share of Class A Common Stock, as determined by the Company's Board of Directors, is $21.50, and such offering price applies to purchases of such stock under the Deferred Stock Purchase Plan and to purchases (and sales) of such stock under the Stock Purchase and Transfer Plan.

      In addition, pursuant to Rule 416(c) of the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the BNA Deferred Stock Purchase Plan.

      The contents of the registrant's registration statement on Form S-8 filed with the Securities and Exchange Commission ("Commission") on September 13, 1990 (Commission file no. 33-36816) are incorporated by reference into this registration statement.

      Item 8.  Exhibits.  In addition to those Exhibits previously filed in
Item 8 to the registration statement incorporated herein by reference, the following exhibits are included with this registration statement in accordance with General Instruction E to form S-8:


       5.1  Opinion of Paul N. Wojcik

       5.2  Opinion of McDermott, Will & Emery.

      24.1  Consent of Paul N. Wojcik (contained in Exhibit 5.1)

      24.2  Consent of McDermott, Will & Emery (contained in Exhibit 5.2).

      24.3  Consents of KPMG Peat Marwick.

                                  SIGNATURES

The Registrant
- --------------
      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 registration statement (incorporating the contents of its registration statement filed September 13, 1990, registration number 33-36816), to be signed on its behalf by the undersigned, thereunto duly authorized, in Washington, D.C. on the 10th day of March, 1994.

                              THE BUREAU OF NATIONAL AFFAIRS, INC.



                              By: s\ William A. Beltz
                                  _________________________________
                                    William A. Beltz
                                    President


      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities stated in each case as of the 10th day of March, 1994. Each of the undersigned officers and directors hereby severally constitutes Paul N. Wojcik and Gilbert S. Lavine, and each of them singly, as true and lawful attorneys-in-fact with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, and to file any and all further amendments to the Registration Statement filed herewith, making such changes in the Registration Statement as the registrant deems appropriate, and generally to do all things in our name and on our behalf as officers and directors to enable The Bureau of National Affairs, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.


SIGNATURE                    TITLE                           DATE
- ---------------------------------------------------------------------------


s\ William A. Beltz
__________________________    Chairman of the Board,       March 10, 1994
William A. Beltz                President, Chief
                                Executive Officer
                                and Director

s\ George J. Korphage
__________________________    Vice President, Chief        March 10, 1994
George J. Korphage              Financial Officer
                                (Principal Accounting
                                Officer) and Director

s\ Jacqueline M. Blanchard
__________________________    Director                     March 10, 1994
Jacqueline M. Blanchard
s\ Christopher R. Curtis
__________________________    Director                     March 10, 1994
Christopher R. Curtis


s\ Sandra C. Degler
__________________________    Director                     March 10, 1994
Sandra C. Degler

s\ Kathleen D. Gill
__________________________    Director                     March 10, 1994
Kathleen D. Gill

s\ John A. Jenkins
__________________________    Director                     March 10, 1994
John A. Jenkins

s\ John V. Schappi
__________________________    Director                     March 10, 1994
John V. Schappi

s\ Frederick A. Schenck
__________________________    Director                     March 10, 1994
Frederick A. Schenck

s\ Mary P. Swords
__________________________    Director                     March 10, 1994
Mary P. Swords

s\ Daniel W. Toohey
__________________________    Director                     March 10, 1994
Daniel W. Toohey

s\ Loene Trubkin
__________________________    Director                     March 10, 1994
Loene Trubkin

s\ Paul N. Wojcik
__________________________    Director                     March 10, 1994
Paul N. Wojcik



The Deferred Plan.
- -----------------
 Pursuant to the requirements of the Securities Act of 1933, the Administrative Committee of the Deferred Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Washington, D.C. on the 10th day of March, 1994.

                                         THE BUREAU OF NATIONAL AFFAIRS, INC.
                                         DEFERRED STOCK PURCHASE PLAN



                                         By: s\ Paul N. Wojcik
                                            _________________________________
                                            Paul N. Wojcik
                                            (Chairman of the Committee)

                                   FORM S-8

                     THE BUREAU OF NATIONAL AFFAIRS, INC.

                                MARCH 15, 1994

                               INDEX TO EXHIBITS

Item                                           Sequential Page Number
- ----                                           ----------------------

 5.1    Opinion of Paul N. Wojcik                           8

 5.2    Opinion of McDermott, Will & Emory                  9

24.1    Consent of Paul N. Wojcik
            (contained in Exhibit 5.1)                      8

24.2    Consent of McDermott, Will & Emory
            (contained in Exhibit 5)                        9

24.3    Consents of KPMG Peat Marwick                      12

The Bureau of National Affairs, Inc.
Paul N. Wojcik
1231 25th Street, N.W.
Washington, D.C.  20037

                                               March 15, 1994

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street
Washington, D.C.  20549

      Re:  Registration Statement on Form S-8
           Relating to The Bureau of National Affairs, Inc.
           Stock Purchase and Transfer Plan
           BNA Deferred Stock Purchase Plan

Ladies and Gentlemen:

      As Vice President, Secretary, and General Counsel of The Bureau of National Affairs, Inc., a Delaware corporation (the "Company"), I am acting as counsel to the Company in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of the shares of Common Stock, par value $1.00 per share (the "Common Stock"), issuable under the Stock Purchase and Transfer Plan (the SPTP") and The BNA Deferred Stock Purchase Plan (the "DSPP"). I am a member of the Bar of the Commonwealth of Virginia.

      I am generally familiar with the properties and affairs of the Company (including the SPTP and the DSPP). I have also examined those records I deemed necessary for the purpose of this opinion. On that basis, I am of the opinion that the 140,000 shares of Common Stock, when issued pursuant to the terms of the SPTP and the DSPP, will be validly issued, fully paid and nonassessable shares of Common Stock.

      I hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 relating to the Plan.

                                               Sincerely,


                                               s\ Paul N. Wojcik
                                               ------------------
                                               Paul N. Wojcik

McDermott, Will & Emory
Larry E. Shapiro, P.C.
1850 K Street N.W.
Washington, D.C.  20006-2296

                                               March 9, 1994

BY MESSENGER
- ------------

The Bureau of National Affairs, Inc.
1231 25th Street, N.W.
Washington, D.C. 20037

      Attention:  Deferred Stock Purchase Plan Committee
                  --------------------------------------

      In connection with the Registration Statement which relates, among other things, to the registration and offering of Class A common stock and the purchase of such stock by the BNA Deferred Stock Purchase Plan, originally adopted on April 17, 1982, and effective as of January 1, 1983 (the "Plan"), we have examined the Plan and Trust Agreement thereunder (the "Trust Agreement") and the amendments thereto (collectively the "Plan documents").

      The "Instructions as to Exhibits" to Form S-8 require an opinion of counsel which confirms compliance of the provisions of the written documents constituting the Plan with the requirements of the Employee Retirement Income Securities Act of 1974 ("ERISA") pertaining to such provisions. Our opinion relates only to the Plan's tax status under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Plan's status under the applicable provisions of ERISA, and further relates to the Plan's form and not to its operation. We are, on the basis of such review, of the opinion that the current status of the Plan with respect to compliance of the Plan documents with the requirements of the Code and ERISA is as follows:

      The Plan is subject to certain requirements of the Code and ERISA. The Bureau of National Affairs, Inc. ("BNA") has received a determination letter dated April 2, 1986 from the IRS, a copy of which letter is attached, to the effect that the Plan as adopted on April 17, 1982 and effective as of January 1, 1983 and as amended on July 11, 1985 but effective as of January 1, 1985, qualifies under Section 401(a) of the Code. Subsequent to such determination letter, the Plan has been amended in certain respects, generally effective as of January 1, 1987, although certain amendments are effective at later dates.

      To date only certain final and proposed regulations have been issued by the IRS and the U.S. Department of Labor with respect to the requirements of the Code, as amended by the Tax Reform Act of 1986, and ERISA. Accordingly, our opinion concerning compliance of the Plan documents with Section 401(a) of the Code and the portion of ERISA not amendatory of the Code is necessarily based on our present understanding of the applicable requirements of the Code and ERISA. BNA intends to request that a determination letter from the IRS be issued stating that the Plan, as amended, continues to meet the requirements of a qualified stock bonus plan under Section 401(a) of the Code and of a qualified cash or deferred arrangement under Section 401(k) of the Code. If the IRS requires certain changes to the amended Plan as a condition to the issuance of a determination letter, BNA has represented that such changes will be made. On the basis of the above, it is our opinion that (i) the amended provisions of the Plan, adopted subsequent to the IRS determination, were drafted with the intention of complying with the requirements of Section

401(a) of the Code and (ii) that the IRS should issue the requested determination that the Plan continues to meet such requirements.

      Subject to the foregoing, it is also our opinion that the Plan documents substantially comply with the applicable portions of ERISA which are not amendatory of the Code.

      We hereby consent to the use of this opinion in connection with the Registration Statement filed with the Securities and Exchange Commission to register the shares of Class A common stock to be offered as aforesaid.

                                               Very truly yours,

                                               MCDERMOTT, WILL & EMERY



                                               By:  s\ Larry E. Shapiro
                                                  -----------------------
                                                  Larry E. Shapiro, P.C.

Enclosure

Internal Revenue Service                             refer to:  52110033
Baltimore, MD                                  April 02, 1986   LTR 835C
                                               53-0040541P
                                                                   01733

Bureau of National Affairs, Inc.
1231 25th Street N.W.
Washington, D.C.  20037



District Office Code and
Case Serial Number:  525266083 EP
Name of Plan:  BNA Deferred Stock Purchase Plan

Application Form:  5301
Date Amended:  July 11, 1985
Employer Identification Number:  53-0040541
Plan Number:  002
File Number:  520012911

Dear Applicant:

Based on the information supplied, we have made a favorable determination on your application identified above. Please keep this letter in your permanent records.

Continued qualification of the plan will depend on its effect in operation under its present form. (See section 1.401-1(b)(3) of the Income Tax Regulations.) The status of the plan in operation will be reviewed periodically.

The enclosed document describes some events that could occur after you receive this letter that would automatically nullify it without specific notice from us. The document also explains how operations of the plan may affect a favorable determination letter, and contains information about filing requirements.

This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other Federal or local statutes.

This plan also satisfies the provisions of sec 401(k) of the Code.

We have sent a copy of this letter to your representative as indicated in the power of attorney.

If you have any questions, please contact R D Morris at 962-2590.

                                         Sincerely yours,

                                         s\ Teddy R. Kern
                                         -----------------
                                         Teddy R. Kern

                                         District Director

Enclosure(s):
Publication 794
Publication OPWBP-515

                        Consent of Independent Auditors
                        -------------------------------

The Board of Directors and Stockholders
The Bureau of National Affairs, Inc.

We consent to the incorporation by reference in the registration statement on Form S-8 of The Bureau of National Affairs, Inc. of our report dated February 22, 1993, relating to the consolidated balance sheets of The Bureau of National Affairs, Inc. and subsidiaries as of December 31, 1992 and 1991, and the related consolidated statements of income, changes in stockholders' equity, and cash flows and related consolidated financial statement schedules for each of the years in the three-year period ended December 31, 1992, which report appears in the December 31, 1992 annual report on Form 10-K of The Bureau of National Affairs, Inc.



                                             s\ KPMG Peat Marwick
                                             --------------------
                                               KPMG Peat Marwick


Washington, D.C.
March 11, 1994

                        Consent of Independent Auditors
                        -------------------------------

The Administrative Committee of
The Bureau of National Affairs, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of The Bureau of National Affairs, Inc. of our report dated March 12, 1993, relating to the statements of net assets available for benefits of the BNA Deferred Stock Purchase Plan as of December 31, 1992 and 1991, and the related statements of changes in net assets available for benefits for each of the years in the three-year period ended December 31, 1992, which report appears in the December 31, 1992 annual report on Form 11-K of the BNA Deferred Stock Purchase Plan.



                                             s\ KPMG Peat Marwick
                                             --------------------
                                               KPMG Peat Marwick



Washington, D.C.
March 11, 1994